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                                                                  EXHIBIT 10(gg)

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made as of November 2, 1998 (the "Effective Date") by Martin Industries, Inc., a Delaware corporation (the "Company"), and Robert L. Goucher, an individual (the "Executive").

     The parties, intending to be legally bound, agree as follows:

     1.   EMPLOYMENT TERMS AND DUTIES

          (i) Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

          (ii) Duties. The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors of the Company (the "Board"), and will serve as President and Chief Executive Officer of the Company. The Executive will devote his entire business time, attention, skill, and energy to the business of the Company. Nothing in this Section 1.2, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement. If the Executive is elected as a director of the Company or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

          (iii) Relocation to Company Executive Offices. The Executive agrees to be physically present and begin performing his duties under this Agreement on a full-time basis at the Company's executive office in Florence, Alabama no later than November 2, 1998. The actual date on which the Executive arrives at the Company's executive offices in accordance with this Section 1.3 is hereafter referred to as the "Arrival Date."

     2.   COMPENSATION

          (i) Salary. The Executive will be paid an annual salary of $210,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board not less frequently than annually. The first review of the Salary by the Board will occur not later than April 30, 1999.

          (ii) Benefits. The Executive will, during his employment with the Company, be permitted to participate in the life insurance, hospitalization, major medical, and other employee benefit plans of the Company with respect to executive officers (such benefits as of the Effective Date being reflected on Exhibit A to this Agreement) as the same may be in effect, and with such changes and amendments as may be made, from time to time (collectively, the "Benefits"). The Executive agrees that the foregoing provision will not prevent the Company from amending or terminating any Benefits, provided that such amendment or termination does not discriminate against the Executive in relation to the other executive officers of the Company.

          (iii) Relocation Benefits.

                (A) Temporary Residence and Meals. During the period beginning on the Arrival Date and ending on the sooner to occur of (i) the date which is the 120th day following the Arrival Date or (ii) the Executive's moving into a permanent residence in the Florence, Alabama area, the Company will pay the reasonable cost of the Executive's temporary residence in the Florence, Alabama area and the reasonable cost of the Executive's meals.

                (B) Moving Expenses. The Company will pay the reasonable cost of a professional moving contractor to pack and move the personal belongings of the Executive and his family from the Executive's current residence in Sioux Falls, South Dakota to Florence, Alabama. The Company will also pay the reasonable

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cost of temporary storage for the Executive's personal belongings in a proper temporary storage facility in Florence, Alabama for a period of up to one year from the Arrival Date.

         (C) PURCHASE OF NEW RESIDENCE. The Company will pay up to $7,000 in closing costs incurred by the Executive to purchase a new residence in the Florence, Alabama area; provided, however, that the Company will not pay any mortgage fees, amounts paid to decrease the interest rate payable on the mortgage, or other amounts commonly referred to as "points."

         (D) SALE OF CURRENT RESIDENCE. The Executive will list his current residence in Sioux Falls, South Dakota with a licensed real estate broker on or before November 2, 1998. The Executive agrees to list the residence at or below its current appraised value and to use his best efforts to sell the residence; provided, however, that this agreement will not require the Executive to sell the residence for an amount that is substantially less than the original listing price. If the Executive is unable to sell the residence on or before January 31, 1999, then the Company will purchase the residence for an amount equal to $274,000 (the agreed upon cost of the Executive's residence). If the Executive sells the residence within the allotted time period, the Company will pay up to $7,000 in closing costs incurred in such sale.

   (iv) BONUS. In addition to the Salary provided for in Section 2.1 and the other benefits provided in this Agreement, the Executive will, beginning in fiscal year 1999 and continuing during the remainder of his employment with the Company, participate in any executive bonus program offered by the Company to its executive officers. Under the current executive bonus program, the Executive shall be eligible, upon the achievement of certain goals established by the Compensation Committee of the Board, to receive an annual bonus equal to a percentage of the Executive's Salary as established by the Compensation Committee of the Board. For so long as the Company maintains its current executive bonus program, the Executive's bonus target amount may be modified by the Compensation Committee of the Board; however, the Executive's bonus target amount shall not be less than 50% of his base salary under such program.

    (v) SIGNING BONUS. The Executive shall be entitled to a cash signing bonus of $25,000, which shall be paid within ten (10) days after the Arrival Date.

   (vi) STOCK OPTIONS. (A) The Company hereby grants to the Executive an option to purchase 50,000 shares of the Company's common stock at an exercise price of $4.00 per share, which option shall be exercisable in whole or in part at any time during the period from one year after the Effective Date through the 10th anniversary of the Effective Date, in accordance with and pursuant to the terms contained in the Stock Option Agreement between the Company and the Executive attached hereto as Exhibit B-1.

         (B) The Company hereby grants to the Executive an option to purchase 50,000 shares of the Company's common stock at an exercise price of $5.00 per share, which option shall be exercisable in whole or in part at any time during the period from two years after the Effective Date through the 10th anniversary of the Effective Date, in accordance with and pursuant to the terms contained in the Stock Option Agreement between the Company and the Executive attached hereto as Exhibit B-2.

         (C) The stock option grants made in subsections (a) and (b) above shall take effect if, and only if, the Executive commences employment with the Company on or before November 2, 1998.

         (D) The stock options granted under subsections (a) and (b) above shall be granted under the Company's 1994 Nonqualified Stock Option Plan.

    3.     FACILITIES AND EXPENSES

    (i) GENERAL. The Company will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Company deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Company will pay the Executive's dues in such professional societies and organizations as the Board deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Company's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars,


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and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Company's policies.

     (ii) Social Club Dues. The Company will pay the cost of the initiation fee for a corporate membership for the Executive at Turtle Point Yacht and Country Club. Thereafter, during the term of the Executive's employment with the Company, the Company will reimburse the Executive for a portion of the monthly dues with respect to his membership at Turtle Point Yacht and Country Club in the amount of $75 per month.

     (iii) Automobile. During the period of the Executive's employment with the Company, the Company will provide the Executive with an automobile at the Company's expense in accordance with the Company's automobile policy for its executive officers. The automobile provided to the Executive by the Company will be replaced with a new automobile every two (2) years.

  4.  VACATIONS AND HOLIDAYS

     The Executive will be entitled to four weeks' paid vacation each year in accordance with the vacation policies of the Company in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Company's policies. In the event this Agreement remains in effect after November 2, 2013, the Executive will be entitled to the number of weeks of paid vacation as is provided by the Company's policy for its Chief Executive Officer from time to time thereafter.

  5.  TERMINATION

     This Agreement may be terminated by either the Company or the Executive at any time, with or without cause, and for any reason, or no reason. In the event this Agreement is terminated on or prior to December 31, 2000, the Company will continue to pay to the Executive the Executive's Salary in accordance with, and subject to the limitations contained in, the Letter Agreement between the Company and the Executive dated September 19, 1998, a copy of which is attached as Exhibit C hereto (the "Severance Agreement"). Upon termination of this Agreement, the Company's only obligation to the Executive will be to pay the Executive the amount of any Salary earned but not yet paid at the time of termination and the payments required under the Severance Agreement, if any.

  6.  GENERAL PROVISIONS

     (i) Representations and Warranties by the Executive. The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

     (ii) Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

     (iii) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


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          If to Company:         Martin Industries, Inc.
                                 301 East Tennessee Street
                                 Florence, AL 35631
                                 Attention: Mr. William H. Martin, III
                                 Facsimile No.: (256) 740-5206

          If to the Executive:   Robert L. Goucher
                                 232 Indian Springs Drive
                                 Florence, AL 35634
                                 Facsimile NO.: (256) 740-5206

          (iv) Entire Agreement; Amendments. This Agreement, the Severance Agreement and the Stock Option Agreements entered into pursuant to Section 2.6 contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

          (v) Governing Law. This Agreement will be governed by the laws of the State of Alabama without regard to conflicts of laws principles.

          (vi) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     IN WITNESS WHEREOF, the parties have executed an delivered this Agreement as of the date above first written above.


                                      MARTIN INDUSTRIES, INC.


                                      By       /s/ Roderick V. Schlosser
                                        ----------------------------------------

                                      Its Vice President and Corporate Secretary
                                         ---------------------------------------


                                                /s/ Robert L. Goucher
                                      ------------------------------------------
                                                  Robert L. Goucher


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                                   EXHIBIT A


                               EMPLOYEE BENEFITS

Insurance Benefits:       Employer pays 100% other than Group Medical.
                          Group Medical/Dental Coverage (employee pays $186 per month for family coverage).
                          Medical/Dental Supplement Coverage ($2,500 maximum per year).
                          Group Term Life Insurance ($100,000 death benefit; $10,000 AD&D benefit).
                          Group AD&D Insurance ($200,00 death benefit).
                          Group Long-Term Disability Insurance and Salary Continuation Plan.
                          Liberty Universal Life Insurance ($100,000 death benefit).
                          Kemper Term Life Insurance ($100,000 death benefit).
                          Paul Revere LTD Insurance Supplement.

Benefit Plan:             ESOP (Eligible upon completion of one year of service).
                          PST/401k (Eligible upon the January 1 or July 1 next following completion of one year of service; 401k contributions can begin effective on one-year anniversary date)


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